Exhibit 4.1

AMENDMENT TO

RIGHTS AGREEMENT

This Amendment to Rights Agreement (this “Amendment”) is between Fargo Electronics, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank Minnesota, N.A., a national banking association (the “Rights Agent”) effective as of May 22, 2006.

A.                                   The Company and the Rights Agent are party to that certain Rights Agreement dated as of February 9, 2000 (the “Rights Agreement”). Capitalized terms used and not otherwise defined herein will have the meaning given in the Rights Agreement.

B.                                     Section 27 of the Rights Agreement provides that, prior to a Distribution Date, the Company may amend the Rights Agreement, including the definitions of an Acquiring Person as set forth in Section 1(a) thereof, without the approval of any holders of Rights, and that, upon delivery of a certificate from an officer of the Company stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall amend the Rights Agreement as the Company directs.

C.                                     The Company deems it desirable and in the best interests of its stockholders to amend the Rights Agreement (without redeeming the Rights identified therein) for the following purposes:  (i) to render the Rights Agreement inapplicable with respect to the Merger, the Merger Agreement and the transactions contemplated thereby; (ii) to ensure that (x) neither Assa Abloy, Inc., HID Global Corporation nor Dakota Acquisition Sub, Inc. nor any of their “Affiliates” or “Associates” (as such terms are defined in the Rights Agreement) is considered to be an “Acquiring Person”, (y) neither Assa Abloy, Inc., HID Global Corporation nor Dakota Acquisition Sub, Inc. nor any of their “Affiliates” or “Associates” “ (as such terms are defined in the Rights Agreement) is considered to be an “Adverse Person”, and (z) the provisions of the Rights Agreement, including the occurrence of a “Distribution Date”, or a “Stock Acquisition Date” or “Triggering Event” (as such terms are defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Merger, the Merger Agreement or the consummation of any of the other transactions contemplated thereby; and (iii) to ensure that the Rights shall automatically terminate on and as of the Effective Time and shall be void and of no further force or effect.

D.                                    The Company desires, and hereby directs the Rights Agent, to amend the Rights Agreement, and the Rights Agent agrees to such amendment, on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the terms contained herein, the Rights Agreement is hereby amended and the Company and the Rights Agent agree as follows:

1.                                       Representations and Warranties. The Company represents and warrants to the Rights Agent that:

(a)                                  to the best knowledge of the Company, a Distribution Date has not occurred prior to the effective date hereof; and

(b)                                 this Amendment is authorized pursuant to the requirements of Section 27 of the Rights Agreement.

2.                                       Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:

Notwithstanding anything in this Agreement to the contrary, none of Assa Abloy, Inc., an Oregon corporation, HID Global Corporation, a Delaware corporation, nor Dakota Acquisition Sub, Inc., a Delaware corporation, nor any of their Affiliates or Associates shall be deemed an Acquiring Person, an Adverse Person, or an Affiliate or Associate of an Acquiring Person or Adverse Person, and neither a Distribution Date nor a Stock Acquisition Date nor any Triggering Event, shall be deemed to occur or to have occurred, or will occur, and the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, by reason or as a result of the approval, execution or delivery of the Merger Agreement, the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other agreements or transactions contemplated by the Merger Agreement.

3.                                       Amendment of Section 7(a)(ii). The definition of “Expiration Date” in clause (ii) of the last sentence of Section 7(a) of the Rights Agreement is hereby amended by adding “or Section 13 (e)” after the words “Section 13(d)” at the end of such clause (ii).

4.                                       Amendment at Section 1(qq). Section 1 of the Rights Agreement is hereby amended by adding the following new Section 1(vv) immediately after Section 1(uu):

(vv)                          “Merger Agreement” means the Agreement and Plan of Merger dated as of May 22, 2006, by and among Assa Abloy, Inc., HID Global Corporation, Dakota Acquisition Sub, Inc. and the Company.

5.                                       Amendment adding a new Section 13(e). Section 13 of the Rights Agreement is hereby amended by adding a new Section 13(e) as follows:

(e)                                  Notwithstanding anything in this Agreement to the contrary, upon the consummation of any merger or other acquisition transaction involving the Company, pursuant to a merger or other acquisition agreement between the Company and any Person (or one or more of such Person’s Affiliates or Associates), which agreement has been approved by the Board of Directors of the Company prior to any Person becoming an Acquiring Person, the provisions of this Section 13 shall be deemed not to apply to such merger or to any of the transactions contemplated by such merger, and all Rights hereunder shall expire.

6.                                       No Other Changes. Except as specifically amended by this Amendment, all other provisions of the Rights Agreement shall remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Rights Agreement by any party hereto.

7.                                       Counterparts. This Amendment to Rights Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

8.                                       Capitalized Terms. Capitalized terms used without other definition in this Amendment to the Rights Agreement shall be used as defined in the Rights Agreement, as amended.

9.                                       Governing Law. This Amendment to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

10.                                 Effectiveness. This Amendment to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby; provided, however, that if the Merger Agreement is terminated for any reason, this Amendment shall no longer be applicable or of any further force and effect.

11.                                 Exhibits. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment to the Rights Agreement.

12.                                 References to and Effect on Rights Agreement. Upon the effectiveness of this Amendment pursuant to the provisions of Section 10 hereof, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or any other expression of like import referring to the Rights Agreement shall mean and be a reference to the Rights Agreement as amended by this Amendment.

The Company and the Rights Agent have caused this Amendment to be duly executed on their behalf by their respective duly authorized representatives as of the date first written above.

FARGO ELECTRONICS, INC.		WELLS FARGO BANK MINNESOTA, N.A.

		By:	/s/ Peggy Sime
By:	/s/ Jeffrey Upin	Its:	Officer
Its:	General Counsel